UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 3, 2018

LILIS ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-35330	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

300 E. Sonterra Blvd. Suite No. 1220

San Antonio, Texas 78258

(Address of principal executive office, including zip code)

(210) 999-5400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicated by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Nicholas Steinsberger as a Member of the Board

On May 3, 2018, the Board of Directors (the “Board”) of the Company appointed Nicholas Steinsberger as a member of the Board, effective immediately. This appointment filled a vacancy on the Board. Mr. Steinsberger has been appointed to serve on the Board until the Company’s next annual meeting of stockholders or until his respective successor is duly elected and qualified.

As a result of his appointment to the Board, Mr. Steinsberger will receive compensation as a non-employee director consistent with the Company’s standard compensation practices for non-employee directors, which includes the following: (i) an initial grant of 10,000 restricted shares of the Company’s common stock to be granted on the first business day on or after January 31 of each year (the “Annual Equity Date”), which common stock shall vest in three equal annual installments upon the anniversary of each Annual Equity Date; (ii) $60,000 in annual cash compensation as director’s fees, paid quarterly; (iii) an annual grant of shares of the Company’s common stock equal to $60,000 divided by the most recent per share closing price of the common stock on each Annual Equity Date; and (iv) a grant on the Annual Equity Date of 45,000 options to purchase shares of the Company’s common stock, of which 25,000 vest immediately and 20,000 vest in three equal annual installments upon the anniversary of the Annual Equity Date.

Mr. Steinsberger does not have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 8, 2018	LILIS ENERGY, INC.

	By:	/s/ Joseph C. Daches
Executive Vice President, Chief Financial
Officer and Treasurer